Exhibit 14a

               WKI Holding Company, Inc. Addendum to World Kitchen
                            Code of Business Conduct
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General:
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-    The guidelines for conducting the business of WKI Holding Company, Inc.
     ("World Kitchen") contained in this Addendum, are in addition to, and not in replacement of any guideline, prohibition, restriction or other provision of the World Kitchen Code of Business Conduct (the "Business Conduct Code"). The World Kitchen Code of Business Conduct, as supplemented by this Addendum, referred to as the "Code of Ethics," for purposes hereof, is intended to qualify as a "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

- This Addendum applies to all of the members of the Board of Directors of World Kitchen (the "Board of Directors") and World Kitchen's principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions (collectively, the "Senior Officers") and other officers of World Kitchen (together with the Board of Directors and the Senior Officers, the "Addendum Partners").

Waivers of the Addendum:
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-    Waivers of the Code of Ethics will be granted on a case-by-case basis and only in extraordinary circumstances. Waivers of the Code of Ethics may be made by disinterested members of the Board of Directors or the appropriate committee of the Board of Directors and will be promptly disclosed to the public (if required by law or regulation) with respect to requests for waivers from any member of the Board of Directors or the Senior Officers. Waivers of the Code of Ethics requested by Addendum Partners other than members of the Board of Directors or the Senior Officers shall be made only by the Chief Financial Officer or the Chief Executive Officer, with advice from the General Counsel.

Accuracy of Financial Reports and Other Public Communications:
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-    We are required to report our financial results and a great deal of financial and other information about our business to the public and the Securities and Exchange Commission and are subject to various securities laws, regulations and reporting obligations. Both Federal law and our policies require prompt disclosure of accurate and complete information regarding our business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage World Kitchen and cause legal liability.


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-    Addendum Partners should be on guard for, and promptly report, evidence of improper financial reporting. Examples of suspicious activities that should be reported include:

               - Financial results that seem inconsistent with the performance of underlying business transactions;

               - Inaccurate company records, such as overstated expense reports, or erroneous time sheets or invoices;

               - Transactions that do not seem to have a good business purpose; and

               - Requests to circumvent ordinary review and approval procedures.

- World Kitchen's senior financial officers and other employees working in the accounting department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

Corporate Opportunities:
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-    Addendum Partners have an obligation to put the interests of World Kitchen ahead of personal interests and to advance World Kitchen's interests when the opportunity to do so arises. If an Addendum Partner discovers or is presented with a business opportunity that is in World Kitchen's line of business, the Addendum Partner should first present the business opportunity to World Kitchen before pursuing the opportunity in an individual capacity. No Addendum Partner may use corporate property, information or his or her position with World Kitchen for personal gain. Please see "Conflicts of Interests" in the Business Conduct Code.

- Each Addendum Partner should fully disclose to the Chief Financial Officer or the Chief Executive Officer or his or her direct supervisor the terms and conditions of each business opportunity covered by the Addendum that he or she wishes to pursue. The Addendum Partner's supervisor or other contact will contact the Legal Department and the appropriate management personnel to determine whether World Kitchen wishes to pursue the business opportunity. If World Kitchen waives its right to pursue the business opportunity and, in the case of directors, executive officers, the Chief Financial Officer, or the General Counsel, the Board of Directors (or appropriate committee) concurs, the Addendum Partner may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in the Code. Business opportunities available to directors, executive officers and other principal officers may only be waived by our Board of Directors or the appropriate committee of our Board of Directors and will be promptly disclosed to the public.


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Compliance With Laws and Regulations:
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-    Obeying the law, both in letter and spirit, is the foundation on which
     World Kitchen's ethical standards are built. Each Addendum Partner has an obligation to comply with federal laws and the laws of the cities, states and countries in which World Kitchen operates. World Kitchen will not tolerate any activity that violates laws, rules or regulations applicable to World Kitchen. This includes, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. Each Addendum Partner is expected to understand and comply with all laws, rules and regulations that apply to his or her job position. If any doubt exists about whether a course of action is lawful, immediately seek advice from a supervisor and the Legal Department. Directors should seek the advice of the General Counsel. Please see the other provisions in the Addendum for guidance on compliance with specific laws and regulations.

Conflicts of Interest:
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-    A conflict of interest occurs when an Addendum Partner's private interest interferes, or appears to interfere, in any way with the interests of World Kitchen as a whole. Addendum Partners should actively avoid any private interest that may influence the ability to act in the interests of World Kitchen or that makes it difficult to perform work objectively and efficiently. It is difficult to list all of the ways in which a conflict of interest may arise. However, the following situations are examples of conflict of interest:

               -    Outside Employment. No Addendum Partner may be employed by,
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                    serve as a director of, or provide any services to a company that is a material customer, supplier or competitor of World Kitchen. Please see "Outside Employment and Activities" in the Business Conduct Code.

               -    Improper Personal Benefits. No Addendum Partner may obtain
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                    improper personal benefits or favors because of his or her position with World Kitchen. Please see "Gifts, Gratuities and Payments" in the Business Conduct Code.

               -    Financial Interests. No Addendum Partner may have a
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                    substantial interest (ownership or otherwise) in any company that is a material customer, supplier or competitor of World Kitchen. A "substantial interest" means (i) ownership of greater than 1% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the Addendum Partner. Please see "Conflicts of Interest" in the Business Conduct Code.


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               -    Loans or Other Financial Transactions. No Addendum Partner
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                    may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of World Kitchen. This guideline does not prohibit arms-length transactions with recognized banks or other financial institutions.

               -    Service on Boards and Committees. No Addendum Partner should
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                    serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably could be expected to conflict with those of World Kitchen. Addendum Partners must obtain prior approval from the Legal Department before accepting any such board or committee position. World Kitchen may revisit its approval of any such position at any time to determine whether service in such position is still appropriate. Please see "Outside Employment and Activities" in the Business Conduct Code.


- For purposes of the Code, a company is a "material" customer if the company has made payments to World Kitchen in the past year in excess of 5% of World Kitchen's gross revenues. A company is a "material" supplier if the company has received payment from World Kitchen in the past year in excess of $200,000 or 5% of the supplier's gross revenues, whichever is greater. A company is a "material" competitor if the company competes in World Kitchen's line of business and has annual gross revenues from such line of business in excess of $1,000,000 (one million dollars). If uncertain whether a particular company is a material customer, supplier or competitor, please contact the Legal Department for assistance.


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